Exhibit 99.1

For More Information Contact:

Media:	Investors:
Ingram Micro Inc.	Ingram Micro Inc.
Chris Kelly (714) 382-3355	Ria Marie Carlson (714) 382-4400
chris.kelly@ingrammicro.com	ria.carlson@ingrammicro.com

Kay Leyba (714) 382-4175
kay.leyba@ingrammicro.com

INGRAM MICRO REPORTS
 FOURTH QUARTER, FULL-YEAR 2005 RESULTS

Annual revenues surpass $28.8 billion
 Net income hits a fourth-quarter record, driving EPS to $0.51 (GAAP) or $0.54 (non-GAAP)

     SANTA ANA, Calif., Feb. 14, 2006 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced financial results for the fourth quarter and fiscal year of 2005 (ended Dec. 31, 2005).

     Worldwide sales for the fourth quarter were $7.96 billion, a 7-percent increase from $7.45 billion in the prior-year period. The translation impact of the relatively weaker European currencies had an approximate four-percentage-point negative effect on comparisons to the prior year. Sales for the 2005 fiscal year were $28.81 billion, a 13-percent increase over 2004.

     Fourth-quarter net income and earnings per share hit fourth quarter records. Net income based on generally accepted accounting principles (GAAP) was $84.4 million or $0.51 per diluted share. Net income includes major-program and integration costs of $8.2 million (approximately $5.6 million net of tax or $0.03 per diluted share) related to the company’s outsourcing and optimization plan in North America ($5.6 million) and the integration of Tech Pacific ($2.6 million), which the company acquired in November 2004. In the year-ago quarter, GAAP net income was $79.2 million, or $0.48 per diluted share, which includes benefits totaling $14.2 million, or $0.08 per diluted share, as described in the special items section below.

     Net income on a non-GAAP basis, which excludes the costs identified above, was $90.0 million, or $0.54 per diluted share, a fourth-quarter record. Year-ago net income on a non-GAAP basis, which excludes the benefits described in the special items section below, was $65.0 million, or $0.40 per diluted share. A reconciliation of these non-GAAP items to GAAP net income can be found in the tables attached to this press release.

      “I’m pleased to end the year on a high note after delivering solid results throughout 2005,” said Gregory M. Spierkel, chief executive officer, Ingram Micro Inc. “A strong December, coupled with exemplary

2-2-2 Ingram Micro Reports Fourth Quarter 2005 Results

cost containment, drove the better-than-expected bottom-line results for the quarter. We posted the highest sales in five years and the initiatives we have developed over the last several quarters are driving superior performance. For the full year, net income on a non-GAAP basis hit an all-time high and every region exceeded 100 basis points of non-GAAP operating income for the first time in company history. We now have four strong engines throughout the world, with each region contributing to our profitability and growth.”

Additional Fourth-Quarter Highlights

For additional detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com.

  Regional Sales

    North American sales were $3.27 billion (41 percent of total revenues), an increase of 4 percent versus year-ago sales of $3.14 billion.
    European sales were $3.01 billion (38 percent of total revenues) versus $2.99 billion in the year-ago quarter. Sales in U.S. dollars were up 1 percent over the prior-year period. The translation impact of the relatively weaker European currencies had an approximate 9-percentage-point negative impact on comparisons to the prior year.
    Asia-Pacific sales were $1.25 billion (16 percent of total revenues) or an increase of 27 percent versus the $986 million reported in the prior-year period, primarily driven by the full-quarter benefits in 2005 of the company’s acquisition of Tech Pacific, which closed on November 10, 2004.
    Latin American sales reached a historic high of $420 million (5 percent of total revenues), an increase of 25 percent versus year-ago sales of $337 million.

  Gross Margin

    Gross margin was 5.61 percent, down slightly from the year-ago quarter but a sequential increase of 12 basis points, aided by the company’s strong end-of-year Ingram Micro Logistics business within North America.

  Operating Expenses
    Operating expenses were $314.4 million or 3.95 percent of revenues versus $310.8 million or 4.17 percent of revenues in the year-ago period.
    For comparison purposes, non-GAAP operating expenses excluding major-program and integration costs in 2005 were $306.2 million or 3.85 percent of revenues. In the prior year period, non-GAAP operating expenses excluding benefits relating to the favorable resolution of lease termination costs related to actions taken in prior years was $311.2 million or 4.18 percent of revenues.

3-3-3 Ingram Micro Reports Fourth Quarter 2005 Results

  Operating Income
    Worldwide operating income was $131.7 million or 1.66 percent of revenues versus $108.7 million or 1.46 percent of revenues in the year-ago period. For comparison purposes, operating income on a non-GAAP basis, which excludes major-program and integration costs, was $139.9 million, or 1.76 percent of revenues. In 2004, fourth-quarter operating income on a non-GAAP basis was $108.3 million or 1.45 percent of revenues, excluding benefits relating to the favorable resolution of lease termination costs related to actions taken in prior years.

    North American operating income was $55.1 million or 1.68 percent of revenues versus $37.9 million or 1.21 percent of revenues in the year-ago quarter. For comparison purposes, North American operating income on a non-GAAP basis, which excludes major-program costs related to the company’s outsourcing and optimization plan, was $60.7 million or 1.85 percent of revenues versus $38.1 million or 1.21 percent of revenues in the prior-year period.

    European operating income was $57.1 million or 1.90 percent of revenues versus $57.9 million or 1.94 percent of revenues in the year-ago quarter. For comparison purposes, European operating income on a non-GAAP basis, which excludes benefits in both 2005 and 2004 related to favorable resolution of prior years’ reorganization liabilities, was $57.1 million or 1.89 percent of revenues versus $57.2 million or 1.91 percent of revenues, respectively.

    Asia-Pacific operating income was $8.9 million or 0.71 percent of revenues versus $7.2 million or 0.73 percent in the year-ago quarter. On a non-GAAP basis, Asia-Pacific operating income excluding integration costs related to the acquisition of Tech Pacific was $11.5 million or 0.92 percent of revenues.

    Latin American operating income was $10.7 million or a record 2.54 percent of revenues versus $5.8 million or 1.71 percent of revenues in the year-ago quarter.

  Other income and expenses

    Net other expenses of $10.8 million were recorded for the quarter, which benefited from foreign currency gains of approximately $1.5 million, as well as interest savings from the repurchase of the company’s senior subordinated notes in the third quarter of 2005. The prior-year quarter generated net other income of $6.4 million, which included a foreign exchange gain of $18.8 million related to the currency hedging of the company’s Australian dollar-denominated purchase of Tech Pacific.

  Total depreciation was $13.6 million.

  Capital expenditures were approximately $11.5 million.

4-4-4 Ingram Micro Reports Fourth Quarter 2005 Results

Balance Sheet

  The cash balance at the end of the quarter was $324 million, a 19 percent decrease from the $398 million balance at the end of 2004. The decrease in cash is primarily due to sales growth and the acquisition of AVAD.
  Inventory was $2.21 billion or 27 days on hand compared to $2.18 billion or 28 days on hand at the end of the prior year.
  Working capital days were 21 compared to 22 for third quarter 2005, and 19 at the end of the prior year.
  Total debt was $605 million or 20 percent of total capitalization, a slightly higher capitalization level than a year ago due to higher sales volume, the acquisition of AVAD, and higher working capital days associated with the change in the mix of business.

     “Our fourth-quarter performance is a continuation of the positive momentum that we’ve been building over the last several quarters,” said William D. Humes, executive vice president and chief financial officer, Ingram Micro Inc. “The quarter’s sales approached the high end of the range of guidance issued in October, while net income and EPS exceeded our range. The significant improvement in operating income is due, in part, to the North American outsourcing and optimization initiative announced in April 2005, a better margin mix from new business models such as AVAD, as well as our Six Sigma efforts throughout the world.”

Details on Special Items

     As indicated above, fourth-quarter results were affected by special items of $8.2 million, or approximately $5.6 million net of tax, which includes a benefit of $0.2 million for the reversal of previously accrued income taxes related to gains on the sale of securities. The special items of $8.2 million are comprised of major-program costs of $5.6 million primarily related to severance, lease exit costs, incremental accelerated depreciation, consulting, retention and other transition expenses associated with the company’s previously announced North American outsourcing and optimization plan; and, integration costs of $2.6 million, primarily associated with closing redundant facilities, workforce reductions, consulting, relocation and other integration actions related to the acquisition of Tech Pacific in November 2004.

     Last year’s fourth-quarter results were affected by benefits that included: $1.1 million for the reversal of previously accrued income taxes related to gains realized on the sale of securities; a foreign-exchange gain of $18.8 million (approximately $12.8 million net of tax) related to currency hedging of the company’s Australian dollar-denominated purchase of Tech Pacific; and $0.4 million (approximately $0.3 million net of tax) related to the favorable resolution of lease terminations costs.

5-5-5 Ingram Micro Reports Fourth Quarter 2005 Results

Fiscal Year Results

      Of the $28.81 billion in worldwide sales for the 52 weeks ended Dec. 31, 2005, North America generated 42 percent of revenues at $12.22 billion (a 4-percent increase over the prior year); Europe generated 36 percent of revenues at $10.42 billion (a 6-percent increase over the prior year); Asia-Pacific generated 17 percent of revenues at $4.84 billion (a 77-percent increase, which primarily reflects the addition of Tech Pacific); and Latin America generated 5 percent of revenues at $1.32 billion (a 20-percent increase). The full-year gross margin was 5.47 percent, a slight decrease of 4 basis points versus 2004.

     Worldwide operating income was $362.2 million or 1.26 percent of revenues versus $283.4 million or 1.11 percent of revenues for 2004. Operating income on a non-GAAP basis in 2005 – which excludes major-program and integration costs of $39.2 million related to the company’s outsourcing and optimization plan in North America and the integration of the Tech Pacific acquisition – was $401.4 million or 1.39 percent of revenues. In 2004, operating income on a non-GAAP basis was $280.5 million or 1.10 percent of revenues.

     Net income based on GAAP was $216.9 million or $1.32 per diluted share versus $219.9 million or $1.38 per diluted share in 2004. For 2005, net income based on GAAP includes major-program and integration costs described above, as well as a loss of $8.4 million ($6.0 million net of tax or $0.04 per diluted share) related to the repurchase of the company’s senior subordinated notes and termination of related interest-rate swap agreements in the third quarter, and $2.4 million for the reversal of previously accrued income taxes related to gains on the sale of securities. For 2004, net income based on GAAP includes the following benefits totaling $58.8 million or $0.37 per diluted share: $41.1 million or $0.26 per diluted share for the reversal of previously accrued income taxes related to the gains realized on the sale of securities; foreign-exchange gains of $23.1 million ($15.7 million after tax or $0.10 per diluted share) related to currency hedging of the company’s Australian dollar-denominated purchase of Tech Pacific; and $2.9 million ($2.0 million net of tax or $0.01 per diluted share) primarily related to the favorable resolution of lease termination costs previously reserved under the profit-enhancement program announced in 2002.

     Non-GAAP net income, which excludes the special items listed above, was $248.4 million in 2005 – a company record and a 54-percent increase over the $161.1 million in 2004 – while earnings per diluted share were $1.51 in 2005 versus $1.01 per diluted share in 2004.

     Capital expenditures for the full year were $38.8 million, while depreciation was $53.7 million.

Outlook for the First Quarter

     The following statements are based on the company’s current expectations and internal forecasts. These statements are forward looking and actual results may differ materially, as outlined in the company's periodic filings with the Securities and Exchange Commission.

According to the company’s guidance for the first quarter ending April 1, 2006:

6-6-6 Ingram Micro Reports Fourth Quarter 2005 Results

  Sales are expected to range from $7.3 billion to $7.5 billion.
  Net income is expected to range from $54 million to $59 million, or $0.32 to $0.35 per diluted share, which includes approximately $8 million or $0.03 per share for the currently estimated amount of non-cash stock-based compensation expense resulting from the expected adoption of Statement of Financial Accounting Standards No. 123 (revised 2004) , Share-Based Payment, in the first quarter 2006. For comparison purposes, 2005 did not include these expenses. The effect of this expense for the full year 2006 is expected to be approximately $30 million or $0.13 per share.
  The weighted average shares outstanding is expected to be approximately 170 million and the effective tax rate for first quarter 2006 is expected to be 28%.

     “Our first-quarter guidance reflects normal seasonality, coupled with the continued translation impact of the relatively weaker European currencies, which are about 7-percent softer than this time last year,” said Spierkel. “The push for 2006 will be driving growth through superior execution and differentiation. We need to proactively pursue sales in our core business and in the new areas of AIDC/POS, consumer electronics, and service offerings. I’m optimistic -- the regional markets are steady, our vendors and customers continue to see the value we bring to their businesses, and our diversification efforts have positioned us well.”

Conference Call and Webcast

     Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. EDT. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s Web site at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (517) 308-9002 (other countries).

     The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about future revenues, sales levels, operating income, margins, stock-based compensation expense, integration costs, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on Ingram Micro's business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) integration of our acquired businesses and similar transactions involve various risks and difficulties -- our operations may be adversely impacted by an acquisition that (i) is not suited for

7-7-7 Ingram Micro Reports Fourth Quarter 2005 Results

us, (ii) is improperly executed, or (iii) substantially increases our debt; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations may adversely impact our operations in that country or globally; (4) we may not achieve the objectives of our process improvement efforts or be able to adequately adjust our cost structure in a timely fashion to remain competitive, which may cause our profitability to suffer; (5) our failure to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services, could negatively impact our future operating results; (6) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (7) significant changes in supplier terms, such as higher thresholds on sales volume before distributors may qualify for discounts and/or rebates, the overall reduction in the amount of incentives available, reduction or termination of price protection, return levels, or other inventory management programs, or reductions in payment terms, may adversely impact our results of operations or financial condition; (8) termination of a supply or services agreement with a major supplier or product supply shortages may adversely impact our results of operations; (9) changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates or we may be required to pay additional tax assessments; (10) we cannot predict with certainty, the outcome of the SEC and U.S. Attorney’s inquiries; (11) if there is a downturn in economic conditions for an extended period of time, it will likely have an adverse impact on our business; (12) we may experience loss of business from one or more significant customers, and an increased risk of credit loss as a result of reseller customers' businesses being negatively impacted by dramatic changes in the information technology products and services industry as well as intense competition among resellers --increased losses, if any, may not be covered by credit insurance or we may not be able to obtain credit insurance at reasonable rates or at all; (13) rapid product improvement and technological change resulting in inventory obsolescence or changes in demand may result in a decline in value of a portion of our inventory; (14) future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally; (15) the loss of a key executive officer or other key employees, or changes affecting the work force such as government regulations, collective bargaining agreements or the limited availability of qualified personnel, could disrupt operations or increase our cost structure; (16) changes in our credit rating or other market factors may increase our interest expense or other costs of capital, or capital may not be available to us on acceptable terms to fund our working capital needs; (17) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions could negatively impact our future operating results; (18) future periodic assessments required by current or new accounting standards such as those relating to long-lived assets, goodwill and other intangible assets and expensing of stock options may result in additional non-cash charges; (19) seasonal variations in the demand for products and services, as well as the introduction of new products, may cause variations in our quarterly results; and (20) the failure of certain shipping companies to deliver product to us, or from us to our customers, may adversely impact our results of operations.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro's Annual Report on Form 10-K for the year ended January 1, 2005; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

About Ingram Micro Inc.

     As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves 100 countries and is the only global IT distributor with operations in Asia. Visit www.ingrammicro.com.

# # #

© 2006 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

     Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	December 31, 2005	January 1, 2005

ASSETS
Current assets:
Cash	$324,481	$398,423
Trade accounts receivable, net	3,186,115	3,037,417
Inventories	2,208,660	2,175,185
Other current assets	352,042	471,137

Total current assets	6,071,298	6,082,162

Property and equipment, net	179,435	199,133
Goodwill	638,416	559,665
Other	145,841	85,777

Total assets	$7,034,990	$6,926,737

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,476,845	$3,536,880
Accrued expenses	479,422	607,684
Current maturities of long-term debt	149,217	168,649

Total current liabilities	4,105,484	4,313,213

Long-term debt, less current maturities	455,650	346,183
Other liabilities	35,258	26,531

Total liabilities	4,596,392	4,685,927

Stockholders' equity	2,438,598	2,240,810

Total liabilities and stockholders' equity	$7,034,990	$6,926,737

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended

	December 31, 2005	January 1, 2005

Net sales	$7,956,500	$7,453,423

Costs of sales	7,510,340	7,033,900

Gross profit	446,160	419,523

Operating expenses:
Selling, general and
administrative	309,119	311,229
Reorganization costs	5,317	(440)

	314,436	310,789

Income from operations	131,724	108,734

Interest and other	10,825	(6,416)

Income before income taxes	120,899	115,150

Provision for income taxes	36,542	35,952

Net income	$84,357	$79,198

Diluted earnings per share:
Net income	$0.51	$0.48

Diluted weighted average
shares outstanding	166,516,907	163,423,394

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Fifty-two Weeks Ended

	December 31, 2005	January 1, 2005

Net sales	$28,808,312	$25,462,071

Costs of sales	27,233,334	24,060,029

Gross profit	1,574,978	1,402,042

Operating expenses:
Selling, general and
administrative	1,196,516	1,121,571
Reorganization costs	16,276	(2,896)

	1,212,792	1,118,675

Income from operations	362,186	283,367

Interest and other	60,249	20,091

Income before income taxes	301,937	263,276

Provision for income taxes	85,031	43,375

Net income	$216,906	$219,901

Diluted earnings per share:
Net income	$1.32	$1.38

Diluted weighted average
shares outstanding	164,331,166	159,680,040

     Ingram Micro Inc.
Supplementary Information
Reconciliation of Non-GAAP to GAAP Financial Measures
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended December 31, 2005

	As Reported Under GAAP	Special Items		Non-GAAP Financial Measure

Operating expenses	$314,436	$(8,190)	(a)	$306,246	(g)
Income from operations	131,724	8,190	(a)	139,914
Net income	84,357	5,662	(b)	90,019

Diluted earnings per share	$0.51	$0.03	(c)	$0.54

	Thirteen Weeks Ended January 1, 2005

	As Reported Under GAAP	Special Items		Non-GAAP Financial Measure

Operating expenses	$310,789	$440	(d)	$311,229	(h)
Income from operations	108,734	(440)	(d)	108,294
Net income	79,198	(14,213)	(e)	64,985

Diluted earnings per share	$0.48	$(0.08)	(f)	$0.40

(a)	Includes costs associated with the Company's outsourcing and optimization plan in North America, comprised of reorganization costs of $3,330 primarily related to employee termination benefits for workforce reductions and lease exit costs for facility consolidations, and $2,251 charged to selling, general and administrative expenses, primarily comprised of incremental depreciation of fixed assets resulting from the reduction in useful lives to coincide with the facility closures, consulting, retention, and other transition costs; and costs associated with the integration of Tech Pacific in Asia-Pacific, comprised of reorganization costs of $2,034 primarily related to employee termination benefits for workforce reductions and lease exit costs for facility consolidations, and $622 charged to selling, general and administrative expenses, primarily comprised of consulting and incremental depreciation of fixed assets resulting from the reduction in useful lives to coincide with the facility closures; and partially offset by net credit adjustments of $47 in Europe for lower than expected costs to settle obligations related to previous actions.

(b)	Includes adjustments noted in footnote (a) above, net of estimated taxes, as well as the reversal of deferred tax liabilities of $184 related to the gain on sale of available-for-sale securities.

(c)	Includes adjustments noted in footnote (b) above on a per share basis calculated by dividing the adjusted amounts by the diluted weighted average shares outstanding of 166,516,907.

(d)	Includes net adjustments to reorganization costs of $440 primarily for favorable resolution of lease termination costs related to actions taken in prior years.

(e)	Includes adjustments noted in footnote (d) above, net of estimated taxes, as well as a foreign-exchange gain of $18,843 ($12,813, net of estimated taxes) related to the forward currency hedge of the Company's Australian-dollar denominated purchase of Tech Pacific and the reversal of deferred tax liabilities of $1,100 related to the gain on sale of available-for-sale securities.

(f)	Includes adjustments noted in footnote (e) above on a per share basis calculated by dividing the adjusted amounts by the diluted weighted average shares outstanding of 163,423,394.

(g)	As a percentage of net sales, GAAP operating expenses for the thirteen weeks ended December 31, 2005 represent 3.95% and non-GAAP operating expenses represent 3.85%.

(h)	As a percentage of net sales, GAAP operating expenses for the thirteen weeks ended January 1, 2005 represent 4.17% and non-GAAP operating expenses represent 4.18%.

     Ingram Micro Inc.
Supplementary Information
Reconciliation of Non-GAAP to GAAP Financial Measures
(Dollars in 000s, except per share data)
(Unaudited)

	Fifty-two Weeks Ended December 31, 2005

	As Reported Under GAAP	Special Items		Non-GAAP Financial Measure

Operating expenses	$1,212,792	$(39,211)	(a)	$1,173,581
Income from operations	362,186	39,211	(a)	401,397
Net income	216,906	31,459	(b)	248,365

Diluted earnings per share	$1.32	$0.19	(c)	$1.51

	Fifty-two Weeks Ended January 1, 2005

	As Reported Under GAAP	Special Items		Non-GAAP Financial Measure

Operating expenses	$1,118,675	$2,896	(d)	$1,121,571
Income from operations	283,367	(2,896)	(d)	280,471
Net income	219,901	(58,769)	(e)	161,132

Diluted earnings per share	$1.38	$(0.37)	(f)	$1.01

(a)	Includes costs associated with the Company's outsourcing and optimization plan in North America, comprised of reorganization costs of $9,649 primarily related to employee termination benefits for workforce reductions and lease exit costs for facility consolidations, and $16,933 charged to selling, general and administrative expenses, primarily comprised of incremental depreciation of fixed assets resulting from the reduction in useful lives to coincide with the facility closures, consulting, retention, and other transition costs; and costs associated with the integration of Tech Pacific in Asia-Pacific, comprised of reorganization costs of $6,709 primarily related to employee termination benefits for workforce reductions and lease exit costs for facility consolidations, and $6,002 charged to selling, general and administrative expenses, primarily comprised of consulting and incremental depreciation of fixed assets resulting from the reduction in useful lives to coincide with the facility closures; partially offset by net credit adjustments of $82 in Europe for lower than expected costs to settle obligations related to previous actions.

(b)	Includes adjustments noted in footnote (a) above, net of estimated taxes, as well as a loss of $8,413 ($5,973, net of estimated taxes) on the redemption of the Company's senior subordinated notes and termination of related interest-rate swap agreements and the reversal of deferred tax liabilities of $2,385 related to the gain on sale of available-for-sale securities.

(c)	Includes adjustments noted in footnote (b) above on a per share basis calculated by dividing the adjusted amounts by the diluted weighted average shares outstanding of 164,331,166.

(d)	Includes net adjustments to reorganization costs of $2,896 primarily for favorable resolution of lease termination costs related to actions taken in prior years.

(e)	Includes adjustments noted in footnote (d) above, net of estimated taxes, as well as foreign-exchange gain of $23,120 ($15,722, net of estimated taxes) related to the forward currency hedge of the Company's Australian-dollar denominated purchase of Tech Pacific and the reversal of deferred tax liabilities of $41,078 related to the gain on sale of available-for-sale securities.

(f)	Includes adjustments noted in footnote (e) above on a per share basis calculated by dividing the adjusted amounts by the diluted weighted average shares outstanding of 159,680,040.

     Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended December 31, 2005

	Net Sales	Operating Income	Special Items (a)	Non-GAAP Operating Income

North America	$3,273,477	$55,075	$5,581	$60,656
Europe	3,012,510	57,106	(47)	57,059
Asia-Pacific	1,250,149	8,882	2,656	11,538
Latin America	420,364	10,661	-	10,661

	$7,956,500	$131,724	$8,190	$139,914

		Operating Margin	Special Items	Non-GAAP Operating Margin (c)

North America		1.68%	0.17%	1.85%
Europe		1.90%	(0.01%)	1.89%
Asia-Pacific		0.71%	0.21%	0.92%
Latin America		2.54%	-	2.54%

		1.66%	0.10%	1.76%

	Thirteen Weeks Ended January 1, 2005

	Net Sales	Operating Income	Special Items (b)	Non-GAAP Operating Income

North America	$3,140,906	$37,891	$259	$38,150
Europe	2,989,144	57,867	(699)	57,168
Asia-Pacific	986,176	7,215	-	7,215
Latin America	337,197	5,761	-	5,761

	$7,453,423	$108,734	$(440)	$108,294

		Operating Margin	Special Items	Non-GAAP Operating Margin (c)

North America		1.21%	0.00%	1.21%
Europe		1.94%	(0.03%)	1.91%
Asia-Pacific		0.73%	-	0.73%
Latin America		1.71%	-	1.71%

		1.46%	(0.01%)	1.45%

(a)	Special items in 2005 include costs associated with the Company's outsourcing and optimization plan in North America, comprised of reorganization costs of $3,330 primarily related to employee termination benefits for workforce reductions and lease exit costs for facility consolidations, and $2,251 charged to selling, general and administrative expenses, primarily comprised of incremental depreciation of fixed assets resulting from the reduction in useful lives to coincide with the facility closures, consulting, retention, and other transition costs; and costs associated with the integration of Tech Pacific in Asia-Pacific, comprised of reorganization costs of $2,034 primarily related to employee termination benefits for workforce reductions and lease exit costs for facility consolidations, and $622 charged to selling, general and administrative expenses, primarily comprised of consulting and incremental depreciation of fixed assets resulting from the reduction in useful lives to coincide with the facility closures; partially offset by net credit adjustments of $47 in Europe for lower than expected costs to settle obligations related to previous actions.

(b)	Special items in 2004 include net adjustments to reorganization costs of $440 (credit of $699 in Europe, partially offset by a charge of $259 in North America), primarily related to actions taken in prior years for lower than expected costs associated with facility consolidations.

(c)	Non-GAAP operating margin is calculated by dividing non-GAAP operating income by net sales.

     Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Fifty-two Weeks Ended December 31, 2005

	Net Sales	Operating Income	Special Items (a)	Non-GAAP Operating Income

North America	$12,216,790	$157,624	$26,582	$184,206
Europe	10,424,026	143,377	(82)	143,295
Asia-Pacific	4,843,135	39,768	12,711	52,479
Latin America	1,324,361	21,417	-	21,417

	$28,808,312	$362,186	$39,211	$401,397

		Operating Margin	Special Items	Non-GAAP Operating Margin (c)

North America		1.29%	0.22%	1.51%
Europe		1.38%	(0.01%)	1.37%
Asia-Pacific		0.82%	0.26%	1.08%
Latin America		1.62%	-	1.62%

		1.26%	0.13%	1.39%

	Fifty-two Weeks Ended January 1, 2005

	Net Sales	Operating Income	Special Items (b)	Non-GAAP Operating Income

North America	$11,776,679	$130,321	$(2,234	$128,087
Europe	9,839,185	129,754	(978)	128,776
Asia-Pacific	2,741,608	9,796	316	10,112
Latin America	1,104,599	13,496	-	13,496

	$25,462,071	$283,367	$(2,896)	$280,471

		Operating Margin	Special Items	Non-GAAP Operating Margin (c)

North America		1.11%	(0.02%	1.09%
Europe		1.32%	(0.01%)	1.31%
Asia-Pacific		0.36%	0.01%	0.37%
Latin America		1.22%	-	1.22%

		1.11%	(0.01%)	1.10%

(a)	Special items in 2005 include costs associated with the Company's outsourcing and optimization plan in North America, comprised costs of $9,649 primarily related to employee termination benefits for workforce reductions and lease exit costs for facility of reorganization consolidations, and $16,933 charged to selling, general and administrative expenses, primarily comprised of incremental depreciation of fixed assets resulting from the reduction in useful lives to coincide with the facility closures, consulting, retention, and other transition costs; and costs associated with the integration of Tech Pacific in Asia-Pacific, comprised of reorganization costs of $6,709 primarily related to employee termination benefits for workforce reductions and lease exit costs for facility consolidations, and $6,002 charged to selling, general and administrative expenses, primarily comprised of consulting and incremental depreciation of fixed assets resulting from the reduction in useful lives to coincide with the facility closures; partially offset by net credit adjustments of $82 in Europe for lower than expected costs to settle obligations related to previous actions.

(b)	Special items in 2004 include net adjustments to reorganization costs of $2,896 (credit of $2,234 in North America and $978 in Europe, associated with facility consolidations.

(c)	Non-GAAP operating margin is calculated by dividing non-GAAP operating income by net sales.